MOVIE GALLERY BEGINS DISCUSSIONS WITH SENIOR LENDERS AFTER FAILING
                CERTAIN COVENANTS UNDER CREDIT FACILITY

            Chief Restructuring Officer Resumes Role and
                  Company Retains Financial Advisor

         Company Plans to Operate Business Without Disruption

      Company to Evaluate Strategic and Restructuring Alternatives

DOTHAN, Ala., July 2, 2007-- Movie Gallery, Inc. (Nasdaq: MOVI) today announced that, as a result of significantly softer than expected second quarter results, the Company notified the administrative agent for its senior credit facility, Goldman Sachs Credit Partners L.P., that it was not able to meet the financial covenants contained in the facility for the fiscal quarter ending July 1, 2007. The Company is in discussions with its lenders regarding the current situation and intends to work closely with them to develop a plan to remedy the defaults, which may include seeking a waiver, amendment, forbearance or similar agreement.

The Company also announced today that Bill Kosturos, a Managing Director at restructuring and corporate advisory firm Alvarez & Marsal, has resumed his role as Chief Restructuring Officer. Alvarez & Marsal was retained by Movie Gallery in 2006 to bolster the Company's accounting and finance functions and assist in improving the Company's overall operating performance. Alvarez & Marsal's responsibilities have expanded to include helping the Company evaluate available strategic and restructuring alternatives. In addition to Alvarez & Marsal, the Company yesterday hired Lazard Freres & Co. LLC to serve as an independent financial advisor to the Company.

The Company plans to operate its business without interruption while it engages in discussions with its lenders and evaluates strategic and restructuring alternatives. To facilitate this, the Company has fully drawn the remaining availability under its revolver and currently has liquidity consisting of approximately $50 million of cash on hand. Moreover, the Company will continue to take actions to conserve cash and improve profitability. These initiatives include accelerating the closure of unprofitable stores, consolidating stores in certain markets, realigning the company's cost structure to better reflect its reduced size, and seeking a more competitive capital structure. The Company intends to consider a number of alternatives, including asset divestitures, recapitalizations, alliances with strategic partners, and a sale to or merger with a third party. The Company does not intend to comment further publicly with respect to its evaluation process of strategic and restructuring alternatives until its conclusion.

Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery, said, "While we expected the rental industry to be soft in the first half of 2007, our results for the first two months of the year were slightly ahead of our refinancing plan. However, during the last four months, we, like most of the industry, have experienced a sharp decline in our rental business, which has put unexpected pressure on our financial performance. With the help of our advisors, we are actively pursuing every avenue to restore the financial soundness of the Company. We are committed to working with our lenders and other stakeholders in a transparent way to remedy the current situation."

About Movie Gallery

The Company is the second largest North American video rental company with over 4,600 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 648 in-store departments and 17 free-standing stores serving the game market in urban locations across the Untied States. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the Company's proposed strategic and restructuring alternatives and liquidity outlook, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. In addition to the potential effect of these ongoing factors, the Company's liquidity outlook is subject to change based upon the Company's operating performance, including as a result of changes in the availability of credit from the Company's suppliers, and there can be no assurance regarding the Company's ability to complete any restructuring or other transaction. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Analysts and Investors: Thomas Johnson, Movie Gallery, Inc., 334-702-2400
Media: Andrew Siegel, Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449